Exhibit 99

Graybar Closes Half-Billion-Dollar Financing Deal

ST. LOUIS, October 4, 2011 - Graybar, a leading distributor of electrical, communications and data networking products and provider of related supply chain management and logistics services, announced that on September 28, 2011 it entered into a $500 million, five year unsecured revolving line of credit. Bank of America Merrill Lynch was the lead institution in the transaction, with PNC, U.S. Bank, SunTrust Bank and J.P. Morgan acting as joint lead arrangers. Commerce Bank, Regions Bank, Wells Fargo, Fifth Third Bank, Comerica and UMB also participated in the transaction.

The deal was marketed and priced without requiring Graybar to encumber any of its assets. Graybar's future investments in facilities, as well as its growth in working capital assets, such as inventory and accounts receivables, were part of the consideration for the deal. It is the largest financing agreement in Graybar's history and replaces the company's prior $200 million arrangement.

Graybar will retire debt currently outstanding in the U.S. as well as that of the company's subsidiary in Canada. Graybar has paid off much of its long term debt over the past five years, with balances falling from $236 million at the end of 2006 to $86 million as of the end of the second quarter of 2011.

“This financing agreement gives us significant flexibility moving forward,” said Graybar's Chairman, President and CEO Bob Reynolds. “Our business is gaining momentum, with growth exceeding 20 percent for the first half of 2011. With this financing, we have the capacity to pursue additional growth opportunities and sustain our long-term success.”

Graybar, a Fortune 500 corporation and one of the largest employee-owned companies in North America, is a leader in the distribution of high quality electrical, communications and data networking products, and specializes in related supply chain management and logistics services. Through its network of nearly 240 North American distribution facilities, it stocks and sells products from thousands of manufacturers, helping its customers power, network and secure their facilities with speed, intelligence and efficiency. For more information, visit www.graybar.com or call 1-800-GRAYBAR.

Cautionary Statement Regarding Forward-looking Statements
The statements in this news release that use such words as "believe," "expect," "intend," "anticipate," "contemplate," "estimate," "plan," "project," "should," "may," "will," or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company's actual results to differ materially from what is indicated here. These factors include general economic conditions, particularly in the residential, commercial and industrial building construction industries, commodity price (especially copper and steel) fluctuations, changes in supplier sales strategies or financial viability, our dependence on our information technologies systems, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, changes in laws, regulations, and accounting standards applicable to us, our subsidiaries or our business, political, economic or currency risks related to foreign operations, competitive factors, successful execution of our entry into new markets, and other risks and uncertainties described in our other filings with the U.S. Securities and Exchange Commission.  These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements. We do not undertake to update any forward looking statements. Please see the company's Securities and Exchange Commission filings for more information.